Exhibit 99.1

Stephen M. Tuuk President and Chief Executive Officer

August 16, 2007

Dear Professionals Direct Shareholder:

We recently received important news relating to the proposed merger of Professionals Direct, Inc. (the “Company”) with a subsidiary of The Hanover Insurance Group, Inc. (“Hanover”).

The closing of the merger is subject to, among other things, the approval of the Commissioner of Insurance of the State of Michigan and the Office of Financial and Insurance Services of the Michigan Department of Labor and Economic Growth (“OFIS”).  On August 10, 2007, we were notified that OFIS issued an order dated August 6, 2007, approving Hanover’s proposed acquisition of control of the Company in accordance with the parties’ merger agreement, contingent upon approval of holders of a majority of the common stock of the Company and satisfactory review of fingerprint results for the officers and directors of the Hanover subsidiary merging with the Company.

A proxy statement of the Company relating to the proposed merger was filed with the SEC on August 1, 2007 and has been mailed to shareholders.  You can obtain free copies of the proxy statement as well as other filed documents containing information about the Company on the SEC’s website at http://www.sec.gov.  Free copies of the Company’s SEC filings are also available from Professionals Direct, Inc. 5211 Cascade Road, S.E., Grand Rapids, Michigan 49546, Attention: Investor Relations.

The Company and its executive officers, directors, other members of management and employees and Hanover may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of the Company is set forth in its proxy statement filed with the SEC on August 1, 2007.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the proxy statement and other materials filed with the SEC in connection with the proposed transaction.

As described in the Company’s proxy statement, a special meeting of the Company’s shareholders is scheduled to be held on Friday, September 7, 2007, at the Crowne Plaza Grand Rapids to vote on the merger.  We cannot complete the merger unless, among other things, holders of a majority of the outstanding shares of Company common stock vote in favor of the merger.  If you fail to vote on the merger, the effect will be the same as if you voted against it.  Consequently, if you have not done so already, we urge you to complete, sign and return the proxy card accompanying the Company’s proxy statement, to ensure that your shares are voted at the special meeting.

Thank you for your continued support.

Sincerely,

Stephen M. Tuuk
President and Chief Executive Officer

PO Box 2679, Grand Rapids, MI  49501-2679     *     p. 800-558-6688     *     f. 616-456-6875     *     www.ProfessionalsDirect.com